EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT TO

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF PHENOMIX CORPORATION,

a Delaware corporation

Phenomix Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE: That on December 14, 2007, resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation (the “Restated Certificate”), and declaring such amendment to be advisable and recommended for approval by the Corporation’s stockholders, and that such resolutions provide that:

Article Fourth of the Restated Certificate shall be amended and restated to read as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Sixty-Eight Million Five Hundred Sixty-Six Thousand Four Hundred Fifty-Five (68,566,455) shares, comprised of Forty Million (40,000,000) shares of Common Stock with a par value of $0.001 per share (the “Common Stock”) and Twenty-Eight Million Five Hundred Sixty-Six Thousand Four Hundred Fifty-Five (28,566,455) shares of Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”). Two Hundred Seventy-Three Thousand Three Hundred Forty-Nine (273,349) of the shares of Preferred Stock are designated “Series A4 Preferred Stock” (the “Series A4 Preferred”), Two Million Six Hundred Sixty-Nine Thousand Twenty-Two (2,669,022) of the shares of Preferred Stock are designated “Series A5 Preferred Stock” (the “Series A5 Preferred”), Eleven Million Five Hundred Sixty-Eight Thousand Seven Hundred Ninety-Five (11,568,795) of the shares of Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred”) and Fourteen Million Fifty-Five Thousand Two Hundred Eighty-Nine (14,055,289) of the shares of Preferred Stock are designated “Series C Preferred Stock” (the “Series C Preferred”). The Series A4 Preferred and Series A5 Preferred are sometimes referred to herein collectively as the “Series A Preferred.”

TWO: That on December 14, 2007, the Corporation’s stockholders approved such amendment by vote of the outstanding shares in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THREE: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOUR: That the capital of the Corporation shall not be reduced under or by reason of such amendment.

IN WITNESS WHEREOF, this Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation has been executed as of this 17th day of December, 2007.

PHENOMIX CORPORATION

/s/ Laura K. Shawver
Laura K. Shawver, Ph.D., Chief Executive Officer